BKD LLP ________________________________________________________________________


September 13, 2006

Board of Directors
Osage Federal Bank
239 E. Main Street
Pawhuska, OK 74056-5215

Dear Board Members:


         You have asked us to provide certain limited opinions as to the Oklahoma income tax consequences of those certain transactions occurring pursuant to the Plan of Conversion and Reorganization of Osage Federal, MHC and Plans of Merger between Osage Federal, MHC, Osage Federal Financial, Inc. and Osage Federal Bank adopted on July 21, 2006 (the "Plan") (collectively referred to herein as the "Conversion and Reorganization"). All other capitalized terms used but not defined in this letter shall have the same meanings assigned to them in the Plan.

         You have previously received an opinion of Malizia, Spidi & Fisch, PC regarding certain federal income tax consequences to Osage Federal Bank (the "Savings Bank"), Osage Federal, MHC (the "MHC"), and Osage Federal Financial, Inc. (the "Mid-Tier") pursuant to the Conversion and Reorganization (the "Federal Tax Opinion"). Based upon the facts stated in the Federal Tax Opinion, including certain written representations of Osage Federal Bank, Osage Federal, MHC, and Osage Federal Financial, Inc., the Federal Tax Opinion concludes, in relevant part, that:

1. The transactions qualify as statutory mergers and each merger required by the Plan qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986 (the "Code"). Each of the MHC, the Mid-Tier, and the Savings Bank will be a party to a "reorganization" as defined in Code Section 368(b).

2. The MHC will not recognize any gain or loss on the transfer of its assets to the Savings Bank in exchange for Savings Bank Liquidation Interests for the benefit of Members who remain Members.

3. No gain or loss will be recognized by the Savings Bank upon the receipt of the assets of the MHC in exchange for the transfer to the Members of the Savings Bank Liquidation Interests.

4. No gain or loss will be recognized by the Savings Bank upon the receipt of the assets of Interim Bank #2 and Interim Bank #3 pursuant to the Conversion and Reorganization.

Hammons Tower                                                                                         Commerce Bank Building
901 E. St. Louis Street, Suite 1000   3230 Hammons Boulevard          1034 W. Main Street             100 S. Broadway Street
P.O. Box 1190                         P.O. Box 1824                   P.O. Box 1277                   P.O. Box 1448
Springfield, MO 65801-1190            Joplin, MO 64802-1824           Branson, MO 65615-1277          Pittsburg, KS 66762-1448
417 865-8701  Fax 417 865-0682        417 624-1065  Fax 417 624-1431  417 334-5165  Fax 417 334-4823  620 231-7380  Fax 620 231-1226

bkd.com                                                         Beyond Your Numbers                     An independent number of
                                                                                                        Moores Rowland International

Board of Directors
Osage Federal Bank
September 13, 2006
Page 2


5. No gain or loss will be recognized by Interim Bank #2 (the Mid-Tier following its conversion to a federal stock savings bank) pursuant to the Conversion and Reorganization.

6. The reorganization of the Holding Company as the holding company of the Savings Bank qualifies as a reorganization within the meaning of Code
     Section 368(a)(1)(A) by virtue of Code Section 368(a)(2)(E). Therefore, the Savings Bank, the Holding Company, and Interim Bank #3 will each be a party to a reorganization, as defined in Code Section 368(b).

7.   No gain or loss will be  recognized by Interim Bank #3 upon the transfer of
     its  assets  to  the  Savings   Bank   pursuant  to  the   Conversion   and
     Reorganization.

8. Members will recognize no gain or loss upon the receipt of Savings Bank Liquidation Interests.

9. No gain or loss will be recognized by the Holding Company upon the receipt of Bank Stock solely in exchange for HC Stock.

10. Current stockholders of Mid-Tier will not recognize any gain or loss upon their exchange of Mid-Tier Common Stock solely for shares of HC Stock.

11. Each stockholder's aggregate basis in shares of HC Stock received in the exchange will be the same as the aggregate basis of Mid-Tier Common Stock surrendered in the exchange before giving effect to any payment of cash in lieu of fractional shares.

12. It is more likely than not that the fair market value of the subscription rights to purchase HC Stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account
     Holders and Other Members upon the distribution to them of the nontransferable subscription rights to purchase shares of HC Stock. Gain realized, if any, by the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members on the distribution to them of nontransferable subscription rights to purchase shares of HC Stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights (Code Section 356(a)). Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights (Rev. Rul. 56-572, 1956-2 C.B. 182).

13. No gain or loss will be recognized by the Holding Company on the receipt of money in exchange for HC Stock sold in the offering.

         In  rendering  our  opinion,  we  have  assumed,   without  independent
verification or investigation, that the facts and circumstances described in the Federal Tax

Board of Directors
Osage Federal Bank
September 13, 2006
Page 3

Opinion are true, accurate and complete. We have specifically relied upon the conclusions of law stated in the Federal Tax Opinion and our opinion assumes the accuracy and correctness of such conclusions of law. Further, our opinion is subject to the qualifications set forth in the Federal Tax Opinion.

     Based on the foregoing, it is our opinion that:

     1. For Oklahoma income tax purposes, the State of Oklahoma will treat the reorganization in an identical manner as it is treated by the Code for federal income tax purposes.

     2. In regards to the Middle Tier Merger, no gain or loss will be recognized which would result in Oklahoma taxable income to:

          a. Interim Bank #2 (the Mid-Tier following its conversion to a federal stock savings bank) pursuant to the Conversion and Reorganization.

          b. Savings Bank upon the receipt of the assets of Interim Bank #2 pursuant to the Conversion and Reorganization.

          c. The current stockholders of Mid-Tier upon their exchange of Mid-Tier Stock solely for Bank Stock, which will be subsequently converted into HC Stock.

     3. In regards to the MHC Merger, no gain or loss will be recognized which would result in Oklahoma taxable income to:

          a. Interim Bank #1 (the MHC following its conversion to a federal stock savings bank) on the transfer of its assets to the Savings Bank in exchange Savings Bank Liquidation Interests for the benefit of Members who remain Members.

          b. Savings Bank upon the receipt of the assets of the MHC in exchange for the transfer to the Members of the Savings Bank Liquidation Interests.

          c.   Members upon the receipt of Savings Bank Liquidation Interests.

     4. In regards to the Bank Merger, no gain or loss will be recognized which would result in Oklahoma taxable income to:

          a. Interim Bank #3 upon the transfer of its assets to the Savings Bank pursuant to the Conversion and Reorganization.

          b. Savings Bank upon the receipt of the assets of Interim Bank #3 pursuant to the Conversion and Reorganization.

          c. Holding Company upon the receipt of Bank Stock solely in exchange for HC Stock.

     5. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will recognize gain upon the distribution to them of nontransferable subscription

Board of Directors
Osage Federal Bank
September 13, 2006
Page 4


          rights to purchase shares of HC Stock, but only to the extent of the value, if any, of the subscription right.

     6. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights.

     7. No gain or loss will be recognized which would result in Oklahoma taxable income to the Holding Company on the receipt of money in exchange for HC Stock sold in the offering.

         Our opinion specifically does not include, without limitation by the specification hereof, any opinion with respect to any Oklahoma franchise tax, capital stock tax, transfer tax, bank or credit institutions tax, or similar tax which may result from implementation of the Conversion and Reorganization.

         This opinion is limited to the effect of the income tax laws of the State of Oklahoma and to the specific conclusions set forth above, and no other opinions are expressed or implied. Changes to the law or its interpretations that we have relied upon may be applied retroactively and may affect the opinion expressed herein. In rendering our opinion, we are relying upon the relevant provisions of the Code, the laws of the State of Oklahoma, as amended, the regulations and rules thereunder, and judicial and administrative interpretations thereof, which are all subject to change or modification by subsequent legislative, regulatory, administrative or judicial decisions. Any such change could also have an effect on the validity of our opinion. We undertake no responsibility to update or supplement our opinion. Our opinion is not binding on the Internal Revenue Service, the State of Oklahoma, nor can any assurance be given that any of the foregoing parties will not take a contrary position or that our opinion will be upheld if challenged by such parties.

         This opinion is based upon our understanding that the State of Oklahoma has not specifically adopted provisions similar to those of Code section 368 and that since the terms used in the Oklahoma Tax Code generally have the same meaning as when used in the Internal Revenue Code, the result to the parties to the exchange should be the same for Oklahoma tax purposes as if Oklahoma had specifically adopted said Code section 368.

         This opinion is given solely for the benefit of the parties to the Plan, the stockholders of the Mid-Tier, and Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who purchase stock pursuant to the Plan, and may not be relied upon by any other party or entity or referred to in any document without our express written consent.

Board of Directors
Osage Federal Bank
September 13, 2006
Page 5


         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-1 ("Form S-1") to be filed by the Holding Company with the Securities and Exchange Commission, and as an exhibit to the MHC's Application for Conversion on Form AC as filed with the OTS ("Form AC"), and to the references to our firm in the Prospectus that is part of both the Form S-1 and the Form AC.



Sincerely,

/s/BKD, LLP